AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of October 1, 2015 (the “Amendment”), to the Investment Subadvisory Agreements dated as of March 22, 2011, August 18, 2011, and March 1, 2013, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Aegon USA Investment Management, LLC (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Subadviser represents, warrants and agrees that it has reviewed, and shall hereafter review, such portions of the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, collectively, the “Registration Statement”) that describe Subadviser’s management of, or services to, the Fund, including the investment objective, principal strategy, process and principal risks for the Fund (“Covered Content”). TAM agrees to provide Subadviser with reasonable notice and opportunity to review and approve Covered Content prior to its filing with the SEC and/or as a result of comments from the SEC. Subadviser agrees to review future amendments or supplements to the Registration Statement that relate to Covered Content, filed with the SEC (or which will be filed with the SEC in the future). Subadviser represents and warrants that, solely with respect to the Covered Content that has been expressly reviewed and approved by Subadviser, as of the date of this Agreement, and as of the date of Subadviser’s approval of any future amendments or supplements to the Covered Content, that the Covered Content does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading pursuant to federal securities laws. The foregoing representation and warranty shall at all times be deemed to be qualified by any disclosures, comments or alterations made in writing by Subadviser to TAM in respect of Covered Content. For the avoidance of doubt, if TAM has not fully incorporated any such qualifications by Subadviser in the then current Registration Statement either verbatim, or with such modifications as TAM and Subadviser have agreed to in writing, then the representation and warranty herein shall be deemed to be qualified by such written disclosures to TAM by Subadviser.

The Subadviser further agrees to notify TAM promptly of any publicly-available, material statement respecting or relating to the Subadviser contained in the Covered Content that becomes untrue in any material respect or if the Covered Content omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading in accordance with federal securities laws; provided; however, Subadviser shall not be responsible to identify, correct or effect any such notification with respect to any and all amendments to the Registration Statement that have not been approved by Subadviser pursuant to the terms hereof.

With respect to the Covered Content, the Subadviser represents, warrants and agrees that the Covered Content, as of the date of this Agreement and as of the date of Subadviser’s approval in writing of any future amendments or supplements to the Covered Content, is, except as otherwise disclosed by Subadviser to TAM in writing promptly upon discovery thereof, consistent with the investment guidelines pursuant to which the Subadviser is managing the Fund.

Further Assurances.

Each party agrees to perform such further reasonable and customary acts and execute such further reasonable and customary documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie M. Phelps
Name:	Stephanie M. Phelps
Title:	Sr. VP & CFO

Schedule A

Transamerica Funds

Transamerica Flexible Income

Transamerica Floating Rate

Transamerica High Yield Bond

Transamerica Intermediate Bond

Transamerica Money Market

Transamerica Multi-Managed Balanced

Transamerica Multi-Manager Alternative Strategies Portfolio

Transamerica Short-Term Bond

Transamerica Series Trust

Transamerica Aegon High Yield Bond VP

Transamerica Aegon Money Market VP

Transamerica Aegon U.S. Government Securities VP

Transamerica Asset Allocation - Conservative VP

Transamerica Asset Allocation - Growth VP

Transamerica Asset Allocation - Moderate VP

Transamerica Asset Allocation - Moderate Growth VP

Transamerica International Moderate Growth VP

Transamerica Multi-Managed Balanced VP

Transamerica Multi-Manager Alternative Strategies VP

Transamerica Partners Portfolio

Transamerica Partners Balanced Portfolio

Transamerica Partners Core Bond Portfolio

Transamerica Partners High Yield Bond Portfolio

Transamerica Partners Money Market Portfolio